Exhibit 21

SUBSIDIARIES OF FLORIDINO'S INTERNATIONAL HOLDINGS, INC.
AS OF SEPTEMBER 30, 1999

                                 ORGANIZED UNDER  PERCENTAGE OF
                                   THE LAWS OF    VOTING POWER
                         ---------------------------------------
Floridino's Inc.                      New York         100%
Toho Holdings, Inc.                   New York         100%
Floridino's Express Inc.              Florida          100%
Floridino's of Delray Beach, Inc.     Florida          100%
Floridino's of Lakeland, Inc.         Florida          100%
Floridino's Specialties Inc.          Florida          100%
Floridino's International, Inc.       Florida          100%